Exhibit 99.1

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

NEW YORK REGIONAL RAIL CORP

This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution and winding-up of New York Regional Rail Corp., a Delaware corporation ("NYRR"), in accordance with the Delaware General Corporation Law, as follows:

1.
The Board of Directors of NYRR (the "Board of Directors") has adopted this Plan after receiving the Written Consent in Lieu of Meeting from the holders of a majority of NYRR's vote holders (“Majority Consent”) to proceed with the complete liquidation and dissolution of NYRR pursuant to this Plan. The Plan constitutes the adopted Plan of NYRR as of February 7, 2008 (the "Effective Date").

2.
Pursuant to the terms of that certain Settlement Agreement dated as of May 14, 2007, and as approved by order of the court dated August 30, 2007, as amended, the Shareholders Cash Fund established therein shall be distributed to Shareholders of record as of May 1, 2007 according to their prorata ownership interest of NYRR common shares and in accordance with the terms of the Settlement Agreement. The Board of Directors will establish reasonable and appropriate means of notice and minimum requirements for processing of shareholder claims and making distributions, and provide for the payment of reasonable costs associated therewith from the Shareholder Cash Fund prior to distribution.

3.
While the Settlement Agreement contemplates the establishment of a Shareholder Liquidation Fund through which the remaining value in NYRR and any remaining hard assets and equipment owned directly or indirectly by NYRR would be liquidated and the proceeds thereof distributed to Shareholders in a like manner as the Shareholder Cash Fund, the Board of Directors has determined that as of the Effective Date there is no such remaining value.

4.	NYRR shall conduct no business after the Effective Date except for the purpose of winding up of its affairs.

5.	The appropriate officers of the Corporation are authorized and directed to take such action as may be necessary to dissolve NYRR in accordance with the laws of the State of Delaware.

6.
The Board of Directors and the Officers of NYRR shall wind up the affairs of NYRR and shall do or cause to be done all acts and things which they may deem necessary or proper in order to carry out this Plan.

7.
Any distributions to the stockholders of NYRR pursuant to Section 2 shall be in complete redemption and cancellation of all of the outstanding Common Stock of NYRR. As a condition to receipt of any distribution to NYRR's stockholders, the Board of Directors, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to NYRR or its agents for recording of such distributions thereon or (ii) furnish NYRR with evidence satisfactory to the Board of Directors of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, or (iii) such other date on which the Board of Directors, in accordance with applicable law, determines, and close such stock transfer books, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of NYRR.

8.
If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be used to pay remaining costs of dissolution related to the creation, administration  and distribution of the Shareholder Cash Fund and then applied to resolution of any remaining claims concerning the Shareholder Cash Fund, to the extent of available funds.

9.
After the Effective Date, but subject to Section 2 above, the officers of NYRR shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, NYRR shall file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the Delaware General Corporation Law. After the filing of the Certificate of Dissolution, NYRR shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind-up its business affairs and distribute its assets in accordance with this Plan.

10.
In connection with and for the purposes of implementing and assuring completion of this Plan, NYRR may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to NYRR in connection with the collection, sale, exchange or other disposition of NYRR's property and assets and the implementation of this Plan.

11.
NYRR shall continue to indemnify its past and present officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding-up of the affairs of NYRR. The Board of Directors, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover NYRR's obligation hereunder, including seeking an extension in time and coverage of NYRR's insurance policies currently in effect.

12.
Notwithstanding approval of or consent to this Plan and the transactions contemplated hereby by NYRR's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law, provided however, that the Settlement Agreement will be performed in accordance with its terms.

13.
The Board of Directors of NYRR is hereby authorized, without further action by NYRR's stockholders, to do and perform or cause the officers of NYRR, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind-up its affairs.

14.	This Agreement constitutes a Plan of Complete Liquidation and Dissolution for the purposes of Section 332 and 337 of the Internal Revenue Code of 1986, as amended.

15.
Anything to the contrary contained herein notwithstanding, all distributions in respect of this Agreement shall be completed within one year from the close of the taxable year of NYRR in which the first such distribution is made.

RESOLVED by the Board of Directors of New York Regional Rail Corp. as of the 7th day of February 2008.

/s/ James W. Cornell

/s/ Donald B. Hutton

/s/ Lawrence F. Pignataro, Jr.